                                                                  EXECUTION COPY

                                  Exhibit 2.4

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                          RAVISENT TECHNOLOGIES INC.,

                            RVST ACQUISITION CORP.,

                                 TEKNEMA, INC.

                                      AND

                       CERTAIN SECURITYHOLDERS OF TARGET

                                October 8, 1999

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I THE MERGER..................................................................     2
     1.1   The Merger.................................................................     2
     1.2   Closing; Effective Time....................................................     2
     1.3   Effect of the Merger.......................................................     2
     1.4   Certificate of Incorporation; Bylaws.......................................     2
     1.5   Directors and Officers.....................................................     3
     1.6   Merger Consideration.......................................................     3
     1.7   Surrender of Certificates..................................................     6
     1.8   No Further Ownership Rights in Target Capital Stock........................     7
     1.9   Lost, Stolen or Destroyed Certificates.....................................     7
     1.10  Tax Consequences...........................................................     7
     1.11  Exemption from Registration................................................     8
     1.12  Taking of Necessary Action; Further Action.................................     8
     1.13  Calculation of Cash Adjustments............................................     8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET AND CERTAIN
               SHAREHOLDERS OF TARGET.................................................     9
     2.1   Organization, Standing and Power...........................................     9
     2.2   Capital Structure..........................................................     9
     2.3   Authority..................................................................    10
     2.4   Financial Statements.......................................................    11
     2.5   Absence of Certain Changes.................................................    11
     2.6   Absence of Undisclosed Liabilities.........................................    11
     2.7   Litigation.................................................................    11
     2.8   Restrictions on Business Activities........................................    12
     2.9   Governmental Authorization.................................................    12
     2.10  Title to Property..........................................................    12
     2.11  Intellectual Property......................................................    12
     2.12  Environmental Matters......................................................    14
     2.13  Taxes......................................................................    16
     2.14  Employee Benefit Plans.....................................................    18
     2.15  Certain Agreements Affected by the Merger..................................    21
     2.16  Employee Matters...........................................................    21
     2.17  Interested Party Transactions..............................................    21
     2.18  Insurance..................................................................    22
     2.19  Compliance With Laws.......................................................    22
     2.20  Minute Books...............................................................    22
     2.21  Complete Copies of Materials...............................................    22
     2.22  Voting Agreement; Irrevocable Proxies......................................    22
     2.23  Vote Required..............................................................    22
     2.24  Board Approval.............................................................    22
     2.25  Affiliates.................................................................    22

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
                                                                                        Page
                                                                                        ----
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     2.26  Accounts Receivable........................................................    23
     2.27  Customers and Suppliers....................................................    23
     2.28  Material Contracts.........................................................    23
     2.29  No Breach of Material Contracts............................................    24
     2.30  Export Control Laws........................................................    24
     2.31  Projections and Product Releases...........................................    24
     2.32  Brokers; Expenses..........................................................    25
     2.33  Representations Complete...................................................    25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
               MERGER SUB.............................................................    25
     3.1   Organization, Standing and Power...........................................    25
     3.2   Capital Structure of Acquiror..............................................    25
     3.3   Authority..................................................................    26
     3.4   SEC Filings; Financial Statements of Acquiror..............................    26
     3.5   Litigation.................................................................    27
     3.6   Brokers....................................................................    27

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME........................................    27
     4.1   Conduct of Business of Target and Acquiror.................................    27
     4.2   Conduct of Business of Target..............................................    28
     4.3   No Solicitation............................................................    30

ARTICLE V ADDITIONAL AGREEMENTS.......................................................    31
     5.1   Preparation of Information Statement.......................................    31
     5.2   Meeting of Shareholders; Written Consent...................................    31
     5.3   Access to Information......................................................    32
     5.4   Confidentiality............................................................    32
     5.5   Public Disclosure..........................................................    32
     5.6   Consents; Cooperation......................................................    32
     5.7   Shareholder Representation Agreement.......................................    32
     5.8   Voting Agreement/Irrevocable Proxies.......................................    33
     5.9   Blue Sky Laws..............................................................    33
     5.10  Employee Benefit Plans.....................................................    33
     5.11  Escrow Agreement...........................................................    33
     5.12  Registration Rights........................................................    33
     5.13  Employees..................................................................    34
     5.14  Expenses...................................................................    36
     5.15  Reasonable Efforts and Further Assurances..................................    36
     5.16  Tax Treatment..............................................................    36
     5.17  Certain Tax Matters........................................................    36
     5.18  Lock-Up Agreements.........................................................    37

ARTICLE VI CONDITIONS TO THE MERGER...................................................    37
     6.1   Conditions to Obligations of Each Party to Consummate the Merger...........    37

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                                                                                        ----
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     6.2   Additional Conditions to Obligations of Target.............................    38
     6.3   Additional Conditions to Obligations of Acquiror and Merger Sub............    39

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.........................................    41
     7.1   Termination................................................................    41
     7.2   Effect of Termination......................................................    42
     7.3   Expenses and Termination Fees..............................................    42

ARTICLE VIII ESCROW AND INDEMNIFICATION...............................................    42
     8.1   Escrow Fund................................................................    42
     8.2   Indemnification............................................................    42
     8.3   Escrow Period..............................................................    44
     8.4   Claims upon Escrow Fund....................................................    45
     8.5   Shareholders' Agent........................................................    46
     8.6   Actions of the Shareholders' Agent.........................................    47
     8.7   Third-Party Claims.........................................................    47

ARTICLE IX GENERAL PROVISIONS.........................................................    48
     9.1   Non-Survival at Effective Time.............................................    48
     9.2   Notices....................................................................    48
     9.3   Certain Definitions; Interpretation........................................    50
     9.4   Counterparts...............................................................    50
     9.5   Entire Agreement; Parties in Interest; Nonassignability....................    50
     9.6   Severability...............................................................    51
     9.7   Remedies Cumulative........................................................    51
     9.8   Governing Law; Forum.......................................................    51
     9.9   Rules of Construction......................................................    51
     9.10  Extension; Waiver..........................................................    51
     9.11  No Third-Party Beneficiary.................................................    51

EXHIBITS
Exhibit A-1   -    Delaware Certificate of Merger
Exhibit A-2   -    California Agreement of Merger
Exhibit B     -    Calculation of Exchange Ratios and Cash Consideration
Exhibit C     -    Target Shareholder List
Exhibit D     -    Voting Agreement, including form of Irrevocable Proxy
Exhibit E     -    Shareholder Representation Agreement and Release
Exhibit F     -    Lock Up Agreement
Exhibit G     -    Escrow Agreement
Exhibit H     -    Continuation and Noncompetition Agreements
Exhibit I     -    Form of Acquiror's Legal Opinion
Exhibit J     -    Form of Target's Legal Opinion
Exhibit K     -    FIRPTA Notice
Exhibit L     -    Form of Option Holder Assumption Agreement, Waiver and
                   Release

                     AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made
                                                          ---------
and entered into as of October 8, 1999, by and among RAVISENT Technologies Inc., a Delaware corporation ("Acquiror"), RVST Acquisition Corp., a Delaware
                         --------
corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), Teknema,
                                                      ----------
Inc., a California corporation ("Target"), Marco E. Graziano, Stathis
                                 ------
Kassimidis, Giacomo Marini and James Smith (each a "Principal" and collectively,
                                                    ---------
the "Principals").
     ----------

                                    RECITALS

          A. The Boards of Directors of Target, Merger Sub and Acquiror believe it is in the best interests of their respective corporations and the shareholders of their respective corporations that Target and Acquiror combine into a single corporation through the statutory merger of Target with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.
                 ------

          B. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target ("Target Capital Stock") shall be converted into the
                             ----------------------
right to receive shares of common stock of Acquiror, $.001 par value per share ("Acquiror Common Stock"), on the terms and subject to the conditions set forth
  ---------------------
herein.

          C. Target, the Principals, Merger Sub and Acquiror desire to make certain representations and warranties and other agreements in connection with the Merger.

          D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and to cause the Merger
                               ---------------------
to qualify as a reorganization under the provisions of Sections 368(a) of the Internal Revenue Code.

          E. Concurrent with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, each of the directors, officers and affiliates of Target have on the date hereof entered into (i) a voting agreement and irrevocable proxy in the form of Exhibit D hereto to vote
                                                      ---------
the shares of Target Capital Stock owned by such persons to approve the Merger and against any competing proposals (the "Voting Agreement") and (ii) an
                                          ----------------
indemnification and escrow agreement in the form of Exhibit G hereto (the
                                                    ---------
"Escrow Agreement").
-----------------

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

    1.1  The Merger. At the Effective Time (as defined in Section 1.2) and
                                                          -----------
subject to and upon the terms and conditions set forth in this Agreement and the applicable provisions of the California Corporations Code ("California Law") and
                                                            --------------
the Delaware General Corporation Law ("Delaware Law"), Target shall be merged
                                       ------------
with and into Merger Sub, the separate corporate existence of Target shall cease and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Acquiror. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."
                                             ---------------------

    1.2  Closing; Effective Time. The closing of the Merger (the "Closing")
                                                                  -------
shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI or at such other time as the parties
                               ----------
hereto agree (the "Closing Date"). The Closing shall take place at the offices
                   ------------
of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, or at such other location as the parties hereto agree. At the
Closing: (i) Acquiror shall deliver to State Street Bank and Trust Co. of California, N.A. (or another financial institution designated by Acquiror and reasonably acceptable to Target), acting as exchange agent in connection with the Merger (the "Exchange Agent"), the shares of Acquiror Common Stock issuable
                 --------------
and the cash payable pursuant to Section 1.6 in exchange for shares of Target
                                 -----------
Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock and cash to be deposited into an escrow fund pursuant to the requirements of Article VIII and the Escrow
                                            ------------
Agreement annexed as Exhibit G; and (ii) simultaneously therewith, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form annexed hereto as Exhibit A-1 (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law, and an Agreement of Merger in the form annexed hereto as Exhibit A-2 (the "California Agreement of Merger"), together with the required officers' certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of filing of the Delaware Certificate of Merger being the "Effective Time").

    1.3  Effect of the Merger. At the Effective Time, the effect of the Merger
         --------------------
shall be as provided in this Agreement, the Delaware Certificate of Merger, the California Agreement of Merger and the applicable provisions of Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.

    1.4  Certificate of Incorporation; Bylaws.

         (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the

Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation and such Bylaws.

    1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    1.6  Merger Consideration.

         (a)  Conversion of Target Capital Stock; Payment of Cash.  The
              ---------------------------------------------------
consideration to be paid by Acquiror in connection with the Merger and the assumption of Target stock options pursuant to this Agreement shall consist of (and shall not exceed): (i) eight hundred three thousand seven hundred fifty-one (803,751) shares of Acquiror Common Stock (the "Total Stock Consideration"), and
                                                -------------------------
(ii) cash in the amount of two million five hundred thousand dollars ($2,500,000) less the net amount of adjustments (the "Cash Adjustments")
                                                      ----------------
calculated in accordance with Exhibit B (the "Total Cash Consideration"). The
                              ---------       ------------------------
Total Stock Consideration and the Total Cash Consideration are collectively referred to as the "Total Merger Consideration". The maximum number of shares of
                    --------------------------
Acquiror Common Stock to be issued (or reserved for issuance) in connection with the Merger to holders of Target Capital Stock and to holders of options and other securities exercisable for or convertible into Target Capital Stock ("Target Options") assumed by Acquiror shall be equal to eight hundred three
  --------------
thousand seven hundred fifty-one (803,751) and shall be reduced by the number of shares of Acquiror Common Stock otherwise issuable in respect of Dissenting Shares, as defined below (as so reduced, the "Maximum Share Number"). No
                                              --------------------
adjustment shall be made in the Total Cash Consideration, the Total Stock Consideration or the Maximum Share Number as a result of any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding Target Options.

         (b)  Exchange Ratios. At the Effective Time, on the terms and subject
              ---------------
to the conditions of this Agreement (including the limitation set forth in
Section 1.6(a)), by virtue of the Merger and without any action on the part of
--------------
the holder of any shares of Target Capital Stock or Target Options, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(c) and shares,
                                                    --------------
if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with California Law or Delaware Law ("Dissenting Shares")) shall be converted into the right to receive a fraction
  -----------------
of a share of Acquiror Common Stock equal to the Common Exchange Ratio and a cash payment equal to the Common Cash Amount, determined in each case in accordance with Exhibit B hereto.
                ---------

         (c)  Cancellation of Target Capital Stock Owned by Target.  At the
              ----------------------------------------------------
Effective Time, all shares of Target Capital Stock that are owned by Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and without payment of any consideration therefor.

         (d)  Target Stock Option Plans. At the Effective Time, the Target 1997
              -------------------------
Stock Option Plan (the "Target Stock Option Plan") and all Target Options which
                        ------------------------
are held by holders who have delivered the Waivers contemplated by Section 5.10
                                                                   ------------
and are outstanding as of the Effective Time (including such Target Options then outstanding under the Target Stock Option Plan) shall be assumed by Acquiror (each such Target Option an "Assumed Option" and collectively the "Assumed
                             --------------
Options"). Each Assumed Option shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan (if applicable) and the applicable stock option agreement (on the applicable notice of grant or granting resolutions, as the case may be) as in effect immediately prior to the Effective Time, except that (i) each Assumed Option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such Assumed Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (determined in accordance with Exhibit B
                                                                       ---------
hereto) and rounded down to the nearest whole number of shares of Acquiror Common Stock; (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of each Assumed Option will be equal to the quotient obtained by dividing the exercise price per share of Target Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio (determined in accordance with Exhibit B hereto), rounded up to the nearest whole cent; and (iii) ten percent
---------
(10%) of such Assumed Options shall be delivered to the Escrow Agent and shall be held as part of the Escrow Fund in accordance with Article VIII and the Escrow Agreement. Immediately prior to the Effective Time (x) each Assumed Option (other than Assumed Options held by the Principals) shall be credited for an additional nine months of vesting, effective as of the Effective Time; and
(y) the vesting schedule applicable to the Principal's Assumed Options which are unvested immediately prior to the Effective Time shall be modified so that (A) seventy-five percent (75%) of such unvested Assumed Options held by the Principals shall become vested, and the right of repurchase with respect to seventy-five percent (75%) of such unvested Assumed Options held by the Principals shall lapse, and (B) twenty five percent (25%) of such Assumed Options held by the Principals shall not be exercisable or vest, and the right of repurchase applicable to twenty-five percent (25%) of such Assumed Options held by the Principals shall not lapse, either in whole or in part, until the third anniversary of the Effective Time. It is the intention of the parties that the Assumed Options qualify, to the maximum extent applicable, following the Effective Time, as incentive stock options as defined in Section 422 of the Internal Revenue Code to the extent such options qualified as incentive stock options prior to the Effective Time, it being understood and acknowledged that some or all Target Options may not qualify as incentive stock options and may instead be treated as nonqualifying options. To evidence the assumption of the Assumed Options by Acquiror, Acquiror will issue to each holder of an Assumed Option a document in substantially the form of Exhibit L hereto.

         (e)  Assignment of Repurchase. All outstanding rights of Target
              ------------------------
which it may hold immediately prior to the Effective Time to repurchase unvested shares of Target Common Stock (and the shares of Acquiror Common Stock into which such shares are converted pursuant to this Section 1.6) (the "Repurchase Options") shall be and hereby are,
        -----------        ------------------
effective as of the Effective Time, assigned to Acquiror in the Merger and shall thereafter be exercisable by Acquiror upon the same terms and conditions in effect immediately prior to the Effective Time, except that the number of shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Option Exchange Ratio.

         (f)  Adjustments to Exchange Ratios.  The Common Exchange Ratio
              ------------------------------
and the Option Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

         (g)  Conversion of Merger Sub Capital Stock.  Each share of common
              --------------------------------------
stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         (h)  Dissenters' Rights.  Any Dissenting Shares shall not be
              ------------------
converted into Acquiror Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable law. Target agrees that, except with the prior written consent of Acquiror, or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting
                                                                     ----------
Shareholder") who, pursuant to the
-----------
provisions of applicable law, becomes entitled to payment of the "fair market value" for their shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such shareholder would otherwise be entitled under this Section 1.6 less the number of shares allocable to such shareholder
           -----------
that have been deposited in the Escrow Fund (as defined below) in respect of such shares of Acquiror Common Stock pursuant to Section 1.7(b) and Article
                                                 --------------     -------
VIII.
-----

         (i)  Postponement and Adjustment to Preserve Reorganization Status.
              -------------------------------------------------------------
Notwithstanding any other provision of Section 1.2 and this Section 1.6 to
                                       -----------          -----------
the contrary, if as a result of market changes after the date hereof the value of the Total Stock Consideration, determined in accordance with
Section 368(a) of the Internal Revenue Code, would be less than sixty percent (60%) of the Total Merger Consideration, the parties shall, subject to the termination rights of the parties pursuant to Section 7.1(b),
                                                     --------------
postpone the Closing to a date when the applicable value of the Total Stock Consideration would exceed sixty percent (60%) of the applicable value of the Total Merger Consideration, and if further postponement would not be effective, the parties shall discuss in good faith the possibility of effecting a mutually acceptable adjustment of the Total Stock Consideration and the Total Cash Consideration so that the applicable value of the Total Stock Consideration would exceed sixty percent (60%) of the applicable value of the Total Merger Consideration.

    1.7  Surrender of Certificates.
         -------------------------
         (a)  Exchange Procedures.  Upon surrender to the Exchange Agent of a
              -------------------
certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (a "Target Certificate")
                                                           ------------------
for cancellation, the holder of such Target Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and the amount of cash payable to such holder, less the number of shares of Acquiror Common Stock and cash to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII, and the Target
                                                    ------------
Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Target Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive that number of full shares of Acquiror Common Stock issuable in exchange for such shares of Target Capital Stock and that portion of the Total Cash Consideration payable in respect of such shares of Target Capital Stock. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VIII, Acquiror
                                                    ------------
shall cause to be distributed to the Escrow Agent (as defined in Article VIII)
                                                                 ------------
(i) ten percent (10%) of the Total Cash Consideration (the "Escrow Cash"), (ii)
                                                            -----------
a certificate or certificates representing ten percent (10%) of the portion of the Total Stock Consideration issuable to Target shareholders pursuant to
Section 1.6(b) (the "Escrow Shares"), and (iii) and instruments evidencing ten
--------------       -------------
percent (10%) of each Target option holder's Assumed Options (the "Escrow
                                                                   ------
Options"), all of which shall be registered in the name of the Escrow Agent as
-------
nominee for the Target shareholders and option holders otherwise entitled to such shares and options. The shares distributed to the Escrow Agent shall, to the extent practicable, be shares that are not subject to any repurchase rights by Target or Acquiror and the Assumed Options delivered to the Escrow Agent shall, to the extent practicable, be options which are vested and are not incentive stock options. The shares, options and cash distributed to the Escrow Agent shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain losses as provided in
Article VIII. To the extent not used to compensate Acquiror for such
------------
losses, such shares, options and cash shall be released to the holders, all as provided in Article VIII. Where applicable, Acquiror and the Exchange
            ------------
Agent shall have the right to inscribe upon any certificate for shares of Acquiror Common Stock issued in the Merger or upon exercise of any Assumed Option (or upon transfer thereof) a legend in substantially the following form:
"THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A NUMBER OF MATERIAL RESTRICTIONS, INCLUDING RESTRICTIONS ON SALE, TRANSFER, DISTRIBUTION, PLEDGE OR OTHER DISPOSAL AND RESTRICTIONS ON REGISTRATION, PURSUANT TO AN AGREEMENT AND PLAN OF REORGANIZATION DATED AS OF OCTOBER 8, 1999 AND CERTAIN RELATED AGREEMENTS REFERRED TO THEREIN. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF ACQUIROR."

         (b)  Distributions With Respect to Unexchanged Shares.  No dividends
              ------------------------------------------------
or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Target Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Target Certificate shall surrender such Target Certificate. Subject to applicable law, following surrender of any such Target Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the first sentence of this
Section 1.7(b)) with respect to such shares of Acquiror Common Stock.
--------------

         (c)  Transfers of Ownership. If any certificate for shares of Acquiror
              ----------------------
Common Stock is to be issued, or any cash is to be paid, in a name other than that in which the Target Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Target Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock (or the payment of cash) in any name other than that of the registered holder of the Target Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

         (d)  Dissenting Shares.  The provisions of this Section 1.7 shall also
              -----------------                          -----------
apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date
                                   -----------
of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock and the portion of the Total Cash Consideration to which such holder is entitled pursuant to Section 1.6.
                        -----------

    1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issues upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time.

    1.9 Lost, Stolen or Destroyed Certificates. In the event any Target Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Target Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash as may be required pursuant to Section 1.6;
                                                              -----------
provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Target Certificates to deliver to Acquiror an affidavit of loss, theft or destruction in form reasonably satisfactory to Acquiror and to indemnify and hold harmless Acquiror from and against any claim that may be made against Acquiror, the Surviving Corporation, Target or any of their directors, officers, employees, affiliates or agents with respect to the Target Certificates alleged to have been lost, stolen or destroyed.

    1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    1.11 Exemption from Registration. The shares of Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities
                                                                ----------
Act").
---

    1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquiror with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target, Acquiror and Merger Sub shall, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by Acquiror.

    1.13 Calculation of Cash Adjustments.

         (a)  Adjustments at the Closing.  To facilitate the calculation of
              --------------------------
the Cash Adjustments (if any) in accordance with Exhibit B hereto, Target shall
                                                 ---------
prepare and deliver to Acquiror, not less than five (5) business days prior to the Closing, an unaudited estimated balance sheet of Target immediately prior to the Closing (the "Estimated Closing Balance Sheet"). The Estimated Closing
                  -------------------------------
Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") in a manner consistent with Target's accounting
                        ----
policies used in the preparation of the Target Balance Sheet (as defined in
Section 2.6). At the Closing, the Cash Adjustments and the Total Cash
-----------
Consideration shall be estimated on the basis of the Estimated Closing Balance Sheet.

         (b)  Post-Closing Adjustments.  The Estimated Closing Balance Sheet
              ------------------------
shall become final and binding unless Acquiror gives written notice of its disagreement (a "Notice of Disagreement") to the Shareholders' Agent designated
                 ----------------------
pursuant to Article VIII within one hundred twenty (120) days following the
            ------------
Closing Date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. The Shareholders Agent shall have twenty
(20) days following its receipt of the Notice of Disagreement to review the Notice of Disagreement and to give notice of any disagreement therewith (the "Counter-Notice of Disagreement") to Acquiror. If the Shareholders' Agent does
 ------------------------------
not give a Counter-Notice of Disagreement within such period, the Estimated Closing Balance Sheet shall be adjusted as set forth in the Notice of Disagreement and, as so adjusted, shall be final and binding upon all parties. If the Shareholders' Agent gives timely Counter-Notice of Disagreement, Acquiror and the Shareholders' Agent shall attempt in good faith to resolve their disagreements. If Acquiror and the Shareholders' Agent are unable to resolve all of their disagreements with respect to the Estimated Closing Balance Sheet within twenty (20) days following delivery of a Counter-Notice of Disagreement, Acquiror shall prepare an audited balance sheet of Target immediately prior to the Closing (the "Audited Closing Balance Sheet"). The Audited Closing Balance
                  -----------------------------
Sheet shall be audited by KPMG (or another firm of independent public accountants mutually acceptable to Acquiror and Target) and shall be prepared in accordance with GAAP in a manner consistent with Target's accounting policies used in the preparation of the Target Balance Sheet. Promptly following the determination of the Audited Closing Balance Sheet, the Cash Adjustments shall be adjusted to reflect any relevant differences between the Estimated Closing Balance Sheet and the Audited Closing Balance Sheet, and any required payment shall be made to Acquiror, by wire transfer of immediately available funds, not later than five (5) Business Days following such determination, together with interest from the Closing Date to the date of such payment at a rate of ten percent (10%) per annum. At the election of Acquiror in its sole discretion, any required payment by Target shareholders may be recovered by Acquiror as a claim against the Escrow Fund. The fees and disbursements of the audit shall be paid fifty percent (50%) by Acquiror and fifty percent (50%) by Target shareholders out of the Escrow Fund.

                                  ARTICLE II
                                  ----------


             REPRESENTATIONS AND WARRANTIES OF TARGET AND CERTAIN
                            SHAREHOLDERS OF TARGET

          Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Agreement (the "Target Disclosure
                                                           -----------------
Schedule"), Target, Marco E. Graziano, Stathis Kassimidis and Giacomo Marini,
--------
jointly and severally, represent and warrant to Acquiror as follows:

    2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required by law to be so qualified. Target has delivered a true, correct and complete copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. Target does not own and never has owned directly or indirectly any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    2.2 Capital Structure. The authorized capital stock of Target consists of 10,000,000 shares of Common Stock of which 4,045,875 shares were issued and outstanding as of the close of business on September 30, 1999. The Shareholders of Target are as set forth on Exhibit C. There are no other outstanding shares
                              ---------
of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after September 30, 1999 other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Target has reserved 6,428,000 shares of Common Stock for issuance to directors, employees and consultants, of which 5,053,000 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Except for (i) the rights created pursuant to this Agreement and (ii) Target's right to repurchase any unvested shares under the Target Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its shareholders or option holders and (ii) to the Target's knowledge, between or among any of Target's shareholders or option holders. The terms of the Target Stock Option Plan and the applicable stock option agreements permit the assumption or substitution of options or warrants, as applicable, to purchase Acquiror Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Target shareholders, or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Acquiror. All outstanding shares of Common Stock were issued in compliance with all applicable federal and state securities laws.

    2.3  Authority. Target has all requisite corporate power and authority to
         ---------
enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's shareholders as contemplated by Section 6.1(a). This
                                                   -------------
Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with
                               -------------------
respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the California Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2; (ii) such consents,
                                                -----------
approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and
                                                                   ---
(iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target or materially impair the benefits expected by Acquiror from the Merger and would not prevent, alter or delay any of the transactions contemplated by this Agreement.

    2.4 Financial Statements. Target has delivered to Acquiror its unaudited financial statements for the year ended December 31, 1998, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the six-month period ended June 30, 1999 (collectively, the "Financial Statements"). The Financial Statements have been
                    --------------------
prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes
  ----
thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements were prepared from and in accordance with the books and records maintained by Target and fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which will not be material in nature or in amount. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

    2.5 Absence of Certain Changes. Since June 30, 1999 (the "Target Balance
                                                              --------------
Sheet Date"), Target has conducted its business in the ordinary course
----------
consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect (as defined in Section 9.3) on Target; (ii) any acquisition, sale or transfer of any
   -----------
material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock, except repurchases of its capital stock pursuant to agreements with Target's employees and consultants in effect prior to the commencement of discussions between Target and Acquiror relating to the transactions contemplated by this Agreement; (v) any material contract entered into by Target, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants or (viii) any commitment, agreement or Board of Directors or shareholder resolution by Target to do any of the things described in the preceding clauses (i) through (vii) (other than with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

    2.6 Absence of Undisclosed Liabilities. Target has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than
(i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of June 30, 1999 (the "Target Balance Sheet"), (ii)
                                                   --------------------
those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice and (iv) those set forth in this Agreement.

    2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Target, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its assets or properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), limiting the conduct of business by Target or that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have an adverse effect on Target. The Target Disclosure Schedule also lists all litigation (including arbitrations) by Target which is pending against any other person or entity.

    2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as currently proposed to be conducted by Target.

    2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such
                                     ---------------------
Target are in full force and effect.

    2.10 Title to Property. Target has good and marketable title to all of its respective assets and properties (real and personal) and interests in assets and properties (real and personal), reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except assets, properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP require the same to be reflected. Section 2.10 of the
                                                           -------------------
Target Disclosure identifies each parcel of real property owned or leased by
-----------------
Target.

    2.11 Intellectual Property.

         (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights; all applications for any of the foregoing; and all maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently
                          ---------------------
proposed to be used in the business of Target as currently conducted or as currently proposed to be conducted by Target ("Target Intellectual Property").
                                               ----------------------------
Target has not (i) licensed any Target Intellectual Property in source code form to any third party or (ii) entered into any exclusive agreements relating to any Target Intellectual Property with any third party.

        (b)   Section 2.11 of the Target Disclosure Schedule lists (i) all
              ----------------------------------------------
patents and patent applications and all registered trademarks, trade names and service marks, registered copyrights, and maskworks, included in the Target Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which any other person or entity is authorized to use any Target Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third-party Intellectual Property ("Third Party Intellectual Property
                                       ----------------------------------
Rights") which are incorporated in, are, or form a part of any Target product
-------
or which are otherwise used (or currently proposed to be used) by Target in the business of Target as currently conducted or as currently proposed to be conducted by Target, other than off-the-shelf software programs licensed under standard "shrink wrap" license agreements.

         (c) To Target's knowledge, no person or entity (including employees and former employees of Target) is infringing, misappropriating or otherwise making any unauthorized use or disclosure of any Intellectual Property rights of Target or any Intellectual Property right of any third party to the extent licensed by or through Target. Target has not entered into any agreement to indemnify any other person or entity against any charge of infringement of any Target Intellectual Property.

         (d) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property Rights.

         (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting, and the manufacturing, marketing, licensing and sale of its products do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not brought any action, suit or proceeding for infringement of Target Intellectual Property or breach of any license or agreement involving Target Intellectual Property against any third party.

         (f) Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Target Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

         (g) Target has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Target Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of
--------------------------
Confidential Information by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party.

         (h) All products and software programs distributed or licensed to third parties by Target and, to Target's knowledge, all products and software programs of third parties which are used in Target's business (i) will operate in accordance with their specifications prior to, during and after the calendar year 2000 and are capable of processing, providing, receiving and manipulating date data within and between the 20th and 21st centuries; (ii) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in substantially the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates; and (iii) will not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century. Target has taken all actions necessary to assure that there shall be no material adverse change to its business or electronic systems or material interruptions in the delivery of Target's products and services by reason of the advent of the year 2000.

         (i) It is Target's practice to scan all software and data residing on Target's computer network with a commercially available and up-to-date virus scan software. To Target's knowledge, its software programs and other Intellectual Property contain no "viruses." For the purposes of this Agreement, "virus" means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware including worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command by any person.

    2.12       Environmental Matters.
               ---------------------

               (a)  The following terms shall be defined as follows:

                    (i)  "Environmental and Safety Laws" means any federal,
                          -----------------------------
    state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                    (ii) "Environmental Permit" means any permit, license,
                          --------------------
    approval, consent or authorization required under or in connection with any Environmental and Safety Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority.

                    (iii)  "Facilities" means all buildings and improvements
                            ----------
    on any Site.

                    (iv) "Hazardous Material" means any toxic or hazardous
                          ------------------
    substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                    (v)  "Release" means any spilling, leaking, pumping,
                          -------
    pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

                    (vi) "Site" means any of the real properties currently or
                          ----
    previously owned, leased, occupied, used or operated by Target, any predecessors of Target, or any entities previously owned by Target, including all soil, subsoil, surface waters and groundwater.

         (b) Target has disposed of all Hazardous Material and wastes in accordance with all Environmental and Safety Laws; (ii) Target has received no notice (verbal, written or electronic) of any noncompliance with any Environmental and Safety Law; (iii) no notice, administrative action or suit is pending or, to the knowledge of Target, threatened against Target relating to any actual or alleged violation of any Environmental and Safety Laws; (iv) no Site is a current or, to Target's knowledge, proposed environmental clean-up site, and Target has not been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous state statute------arising out of events occurring prior to the Closing Date; (v) to Target's knowledge, no Release of Hazardous Material has occurred at, from, in, to, on, or under any Site while Target has occupied the Site and no Hazardous Material is present in, on, about or migrating to or from any Site; (vi) there are not now and, to the knowledge of Target, there have not been in the past any underground tanks or underground improvements at, on or under any Site including treatment or storage tanks, sumps, or water, gas or oil wells; (vii) there are no polychlorinated biphenyls (PCBs), asbestos-containing material, lead-based paint or radon deposited, stored, disposed of or located (or in any equipment located) at any Site or in any Facilities; (viii) there is no formaldehyde at any Site or in any Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (ix) Target possesses all Environmental Permits necessary to or required for the operation of its business and has at all times complied with all Environmental Permits and all Environmental and Safety Laws; and (x) Target has all the permits and licenses required to be issued to it under federal, state or local laws regarding Environmental and Safety Laws and is in compliance in all material respects with the terms and conditions of those permits.

         (c) Neither Target nor, to the knowledge of Target, any predecessor of Target nor any entity previously owned by Target has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances since the date of incorporation of Target or, to the knowledge of Target, prior to such time, which could reasonably be expected to form the basis of any such obligation or liability.

         (d) Target is not a party, whether as a direct signatory, assignor or assignee, guarantor, successor, or third party beneficiary, to, and is not otherwise bound by, any lease or other contract under which Target is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting any Hazardous

Material or under which any other person is or has been released respecting any Hazardous Material.

         (e) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Target or, to the knowledge of Target, by or for any other person or entity with respect to any Site while Target has occupied the Site, which have not been delivered to Acquiror prior to execution of this Agreement.

    2.13 Taxes. For purposes of this Agreement, the following terms have the
         -----
following meanings:

         (i)  "Tax" (and, with correlative meaning, "Taxes" and "Taxable")
               ---                                   -----       -------
    means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax
     -------------
    (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person.

         (ii) "Tax Return" means any return, statement, report or form,
               ----------
    including estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns required to be filed with respect to Taxes.

              (a) All Tax Returns required to have been filed by or with respect to Target or any affiliated, consolidated, combined, unitary or similar group of which Target is or was a member (a "Relevant Group") have
                                                          --------------
     been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other information required to be reported thereon. All Taxes due and payable by Target or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been paid or accrued on the Target Balance Sheet, except for unpaid accruable Taxes incurred by Target in the ordinary course of its business since the Target Balance Sheet Date. All such Tax Returns are true, complete and correct in all material respects.

              (b) Except for Taxes incurred in the ordinary course of its business following the date of the Target Balance Sheet, Target has not incurred any material liability for Taxes other than as reflected on the Target Balance Sheet. The unpaid Taxes of Target (i) did not, as of Target Balance Sheet Date, exceed by any material amount the reserve for liability for income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Target Balance Sheet and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

              (c) Target is not a party to any agreement extending the time within which to file any Tax Return.

              (d) Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

              (e) No Tax Authority in any jurisdiction where Target does not file Tax Returns, domestic or foreign, has made any claim that Target may be subject to Tax in that jurisdiction. No claim or action has been made or taken by any Tax Authority for the assessment of additional Taxes against Target for any past period. There is no dispute or claim concerning any Tax liability of Target either (i) threatened, claimed or raised by any Tax Authority or (ii) of which Target is otherwise aware. There are no liens or encumbrances for Taxes upon any assets or properties of Target other than liens for Taxes not yet due. No Tax Return of Target has been or is being audited or examined by any Tax Authority. Section 2.13(e) of the Target Disclosure Schedule indicates those Tax
           -------------------------------------------------
Returns, if any, of Target that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of Target that currently are the subject of audit or examination. Target has delivered to Acquiror complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, Target.

              (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, Target or with respect to any Tax assessment or deficiency affecting Target or any Relevant Group.

              (g) Target has not received any written ruling related to Taxes or entered into any agreement with a Tax Authority relating to Taxes.

              (h) Target has no liability for the Taxes of any person or entity (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

              (i) Target (i) has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Internal Revenue Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Internal Revenue Code.

              (j) Target is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

              (k) Target was not included and is not includible in the Tax Return of any Relevant Group with any corporation other than such a return of which Target is the common parent corporation.

              (l) Target has not made any payments, is not obligated to make any payments, nor is a party to any contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

              (m) All material elections with respect to income Taxes affecting Target are set forth in Section 2.13(m) of the Disclosure Schedule.
                                  ------------------------------------------

              (n) Target is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) and Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

              (o) Target has disclosed in its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code.

              (p)  Target is not a personal holding company.

              (q) Target is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

              (r) No shareholder of Target has disposed of any shares of Target Capital Stock, or received any distribution from Target, in a manner that would prevent the continuity of interest requirement necessary to effect a tax-free reorganization under the Internal Revenue Code from being satisfied or otherwise cause the Merger not to qualify for treatment as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

              (s)  Section 2.13(s) of the Target Disclosure Schedule sets
                   -------------------------------------------------
forth the following information with respect to Target as of the most recent practicable date: (i) the basis of Target in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, or excess charitable contribution allocable to Target, and (iii) the amount of any deferred gain or loss allocable to Target arising out of any deferred intercompany transaction.

    2.14      EMPLOYEE BENEFIT PLANS.
              ----------------------

              (a)  Schedule 2.14 lists, with respect to Target and any trade
                   -------------
or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c),
                 ---------------
(m) or (o) of the Internal Revenue Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess
                   -----
of ten thousand dollars ($10,000), loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Internal Revenue Code Section 125) or dependent care (Internal Revenue Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than ten thousand dollars ($10,000) remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "Target Employee Plans").

         (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has either obtained from the Internal Revenue Service a favorable determination letter, opinion, advisory or notification as to its qualified status under the Internal Revenue Code, including all amendments to the Internal Revenue Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter, opinion, advisory or notification prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter, opinion, advisory or notification and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter, opinion, advisory or notification issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Internal Revenue Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses prepared in connection with each Target Employee Plan.

(c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Internal Revenue Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Internal Revenue Code), except as would not have, in the aggregate, a Material Adverse Effect on Target, and Target and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans;
(iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Internal Revenue Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to
Section 4043 of ERISA) and no event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Internal Revenue Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except as would not have in the aggregate a Material Adverse Effect on Target. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims). No payment or benefit which will or may be made by Target to any Employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

        (d) With respect to each Target Employee Plan, Target has complied with
(i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the
                                                         -----
regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

         (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

         (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the per capita expense of maintaining such Plan above the level of per capita expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

         (g)  Pension Plans.  Target does not currently maintain, sponsor,
              -------------
participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Internal Revenue Code.

         (h)  Multiemployer Plans.  Neither Target nor any ERISA Affiliate is a
             -------------------
party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

    2.15 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or upon the occurrence of further events, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, employee or consultant of Target, (ii) increase any benefits otherwise payable by Target or
(iii) result in the acceleration of the time of payment or vesting of any such benefits (except as otherwise expressly provided herein).

    2.16 Employee Matters. Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any material respect in any unfair labor practice. Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of Target, threatened, between Target and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union to organize any such employees. To Target's knowledge, no employees or consultants of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee or consultant to be employed or engaged by Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees or consultants of Target have given notice to Target, nor is Target otherwise aware, that any such employee or consultant intends to terminate his or her employment or engagement with Target.

    2.17 Interested Party Transactions. Target is not indebted to any director, officer, employee, consultant or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no such person is indebted to Target (except for cash advances for ordinary business expenses).

    2.18 Insurance. Target has policies of insurance and bonds of the type and in amounts which Target reasonably believes are adequate given the business or assets of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    2.19 Compliance with Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

    2.20 Minute Books. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of and actions by written consent by directors and shareholders since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

    2.21 Complete Copies of Materials. Target has delivered or made available true, correct and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

    2.22 Voting Agreement; Irrevocable Proxies. Holders of more than eighty percent (80%) of the Target Common Stock issued and outstanding have signed and delivered to Acquiror Voting Agreements (together with executed Irrevocable Proxies in the form annexed thereto).

    2.23 Vote Required. The affirmative vote of the holders of a majority of the shares of Target Capital Stock outstanding on the record date set for the Target Stockholders Meeting (as defined below) is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

    2.24  Board Approval. The Board of Directors of Target has unanimously
(i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Target approve this Agreement and the Merger.

    2.25 Affiliates. The Target Disclosure Schedule sets forth the names and addresses of each person who, in Target's reasonable judgment, may be deemed to be an affiliate (as such term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of Target. Target is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, affiliate or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Except for normal salaries and bonuses and reimbursement of, and advances for, ordinary business expenses, since June 30, 1999, Target has not made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of the shareholders or option holders of Target or any of their respective affiliates, associates or family members.

    2.26 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

    2.27 Customers and Suppliers. No customer which individually accounted for more than ten percent (10%) of Target's gross revenues during the twelve (12) month period preceding the date hereof, and none of Target's ten (10) largest suppliers has canceled or otherwise terminated its relationship with Target, or has decreased materially its services or supplies to Target (in the case of any such supplier) or its usage of the services or products of Target (in the case of such customer), and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be.

    2.28  Material Contracts. Except for the contracts described in Section
                                                                    -------
2.28 of the Target Disclosure Schedule (collectively, the "Material Contracts"),
--------------------------------------                     ------------------
Target is not a party to or bound by any material contract, including:

         (a) any distributor, sales, advertising, agency or manufacturer's representative contract that is not terminable within thirty (30) days by Target;

         (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than fifty thousand dollars ($50,000) over the life of the contract;

         (c) any contract that expires or may be renewed at the option of any person or entity other than the Target so as to expire more than one year after the date of this Agreement;

         (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

         (e) any contract for capital expenditures in excess of twenty five thousand dollars ($25,000) in the aggregate;

         (f) any contract limiting the freedom of Target to engage in any line of business or to compete or which requires Target to maintain the confidentiality of any proprietary information of any third party or any other material confidentiality, secrecy or non-disclosure contract;

          (g) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such contract more than fifty thousand dollars ($50,000) over the life of the contract;

          (h) any contract with any person or entity with whom the Target does not deal at arm's length within the meaning of the Internal Revenue Code; or

          (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

     2.29 No Breach of Material Contracts. Target has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under each, and is not alleged to be in default in any material respect in respect of any, Material Contract. Each of the Material Contracts is in full force and effect and has not been amended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Acquiror.

     2.30 Export Control Laws. Target has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

          (a) Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

          (b) Target is in compliance with the terms of all applicable export licenses and other approvals;

          (c) there are no pending or, to Target's knowledge, threatened claims against Target with respect to such export licenses or other approvals;

          (d) there are no actions, conditions or circumstances pertaining to Target's export transactions that may give rise to any future claims; and

          (e) no consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

     2.31 Projections and Product Releases. Target has made available to Acquiror certain financial projections with respect to Target's business which projections were prepared for internal use only. Such projections were prepared in good faith and are based on assumptions believed by Target to be reasonable. Set forth in Section 2.31 of the Target Disclosure Schedule is a Schedule of
             ----------------------------------------------
Product Releases planned by Target. Target believes there is a reasonable basis for achieving the release of such products on the schedule indicated therein and is not aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule, it being understood that Target makes no representation or warranty that the financial projections will in fact be achieved or that such products will in fact be released in accordance with the Schedule of Product Releases.

     2.32 Brokers; Expenses. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Target. Section 2.32 of
                                                               ---------------
the Target Disclosure Schedule sets forth Target's best estimate of all expenses
------------------------------
expected to be incurred by Target in connection with the negotiation of the Agreement and effectuation of the Merger.

     2.33 Representations Complete. None of the representations or warranties made by Target or the Principals herein or in any schedule hereto, including the Target Disclosure Schedule, or certificate or other document furnished by Target or the Principals pursuant to this Agreement, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

          Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties of Acquiror in this Agreement (the "Acquiror Disclosure Schedule"), Acquiror and Merger Sub, jointly and
      ----------------------------
severally, represent and warrant to Target and the Principals as follows:

     3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries (including Merger Sub) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries (including Merger Sub) has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its subsidiaries (including Merger Sub) is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     3.2 Capital Structure of Acquiror. The authorized capital stock of Acquiror consists of 50,000,000 shares of Acquiror Common Stock and 5,000,000 shares of Preferred Stock, $.001 par value per share, of which 14,639,294 shares of Acquiror Common Stock and no shares of Preferred Stock were outstanding as of the close of business on September 30, 1999. All outstanding shares of Acquiror Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Acquiror Common

Stock to be issued pursuant to the Merger, including shares issuable on exercise of the options assumed by Acquiror, will be duly authorized, validly issued, fully paid, and non-assessable.

     3.3 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement by Acquiror and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, or (ii) any material mortgage, indenture or lease, or (assuming receipt of the consent contemplated by Section 6.2(d) of this
                                                 --------------
Agreement and agreement of the applicable parties for the amendment contemplated by Section 5.12) any contract or other agreement, or any instrument, permit,
   -------------
concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror or Merger Sub or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Delaware Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) any filings as may be
                                       -----------
required under applicable state securities laws and the securities laws of any foreign country, (iii) such filings as may be required under HSR and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to impair in any material respect the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or to prevent or materially delay the completion of the Merger or the payment of the consideration therefor.

     3.4 SEC Filings; Financial Statements of Acquiror.

          (a) Acquiror has timely filed all forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") and the Nasdaq National Market (the "NNM") since July 15, 1999
      ---                                        ---
(collectively together with any such forms, reports, statements and documents Acquiror may file subsequent to the date hereof until the Closing and including the final prospectus of Acquiror filed by Acquiror pursuant to Rule 424(b) in July 1999, the "Acquiror Reports"). Each Acquiror Report was prepared in
                ----------------
accordance with the requirements of the Securities Act, the Exchange Act or the NNM, as the case may be, and did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Acquiror is subject to the periodic reporting requirements of the

Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

          (b) Except as is provided in the Acquiror Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Acquiror Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Acquiror and the consolidated subsidiaries of Acquiror as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal recurring immaterial year-end adjustments and the absence of notes).

          (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Acquiror and the subsidiaries of Acquiror as reported in the Acquiror Reports, including the notes thereto, none of Acquiror or any subsidiary of Acquiror has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 1999 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     3.5 Litigation. There is (a) no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Acquiror, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or any of its assets or properties or any of its officers or directors (in their capacities as such), and (b) no judgment, decree or order against Acquiror, or, to the knowledge of Acquiror, any of its directors or officers (in their capacities as such), in each case limiting the conduct of business by Acquiror or that could prevent, enjoin, or alter or delay any of the transactions contemplated by this Agreement or have an adverse effect on Acquiror.

     3.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Target and Acquiror. During the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform its other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of business or which could have a Material Adverse Effect.

     4.2 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Target Disclosure Schedule or as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror:

          (a) Charter Documents: cause or permit any amendments to its Article
              ------------------
of Incorporation or Bylaws;

          (b) Dividends; Changes in Capital Stock: declare or pay any dividends
              ------------------------------------
on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

          (c) Stock Option Plans: accelerate, amend or change the period of
              -------------------
exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans, except as expressly provided for hereunder;

          (d) Material Contracts: enter into any material contract or
              -------------------
commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, other than in the ordinary course of business consistent with past practice;

          (e) Issuance of Securities: issue, deliver or sell or authorize or
              -----------------------
propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

          (f) Intellectual Property: transfer to any person or entity any rights
              ----------------------
to any Target Intellectual Property other than in the ordinary course of business consistent with past practice;

          (g) Exclusive Rights: enter into or amend any agreement pursuant to
              -----------------
which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of Target's products or technology;

          (h) Dispositions: sell, lease, license or otherwise dispose of or
              -------------
encumber any of Target's properties or assets which are material, individually or in the aggregate, to Target's business, except for sales of products in the ordinary course;

          (i) Indebtedness: incur any indebtedness for borrowed money or
              -------------
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j) Leases: enter into any operating lease pursuant to which payments
              -------
in excess of ten thousand dollars ($10,000) may be required;

          (k) Payment of Obligations: pay, discharge or satisfy in an amount in
              -----------------------
excess of ten thousand dollars ($10,000) in any one case or twenty five thousand dollars ($25,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

          (l) Capital Expenditures: make any capital expenditures, capital
              ---------------------
additions or capital improvements except in the ordinary course of business and consistent with past practice;

          (m) Insurance: materially reduce the amount of any material insurance
              ----------
coverage provided by existing insurance policies;

          (n) Termination or Waiver: terminate or waive any right of substantial
              ----------------------
value, other than in the ordinary course of business;

          (o) Employee Benefit Plans; New Hires; Pay Increases: adopt or amend
              -------------------------------------------------
any employee benefit or stock purchase or option plan, or hire any new director level or officer level, consultant, employee, pay any special bonus or special remuneration to any employee, consultant or director or, other than in the ordinary course consistent with past practice, increase the salaries, wage rates or compensation of any employee or consultant;

          (p) Severance Arrangements: grant any severance or termination pay (i)
              -----------------------
to any director or officer or consultant or (ii) to any other employee or consultant except payments made pursuant to standard written agreements outstanding on the date hereof;

          (q) Lawsuits: commence a lawsuit other than (i) for the routine
              ---------
collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

          (r) Acquisitions: acquire or agree to acquire by merging or
              -------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

          (s) Taxes: other than in the ordinary course of business, make or
              ------
change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return other than Target's corporate Tax Return for the year ended December 31, 1998, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (t) Notices: target shall give all notices and other information
              --------
required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

          (u) Revaluation: revalue any of its assets, including writing down the
              ------------
value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (v) Other: take or agree in writing or otherwise to take, any of the
              ------
actions described in Sections 4.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

     4.3 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement in accordance with its terms, Target will not take (and since July 28, 1999, inclusive, Target has not taken), nor will Target authorize or encourage any of its directors, officers, agents, employees, consultants, affiliates, attorneys, accountants, financial advisers or other representatives (collectively, "Representatives") to (directly or indirectly):
                                ---------------
(i) solicit, encourage, initiate, entertain, review or participate in any negotiations or discussions with respect to an offer or proposal (whether formal or informal, oral, written, or otherwise) to acquire all or any part of Target's stock or assets, whether by purchase of stock or assets, exclusive license, joint venture, merger, consolidation, reorganization or other form of business combination, or otherwise (a "Competing Proposal"), (ii) disclose any heretofore
                              ------------------
nonpublic information, or afford access to the properties, books or records of Target, to any person or entity concerning Target for the purposes of considering or formulating a Competing Proposal, (iii) assist, cooperate with, facilitate or encourage any person or entity to make a Competing Proposal, (iv) agree to, enter into a contract regarding, approve, recommend or endorse any transaction involving a Competing Proposal, or (v) authorize or permit any of Target's Representatives to take any action within the scope of the immediately preceding clauses (i) through (iv). Upon execution and delivery of this Agreement Target shall notify Acquiror of any Competing Proposal outstanding as of the date hereof. If a Competing Proposal is hereafter made or if any request for nonpublic information relating to Target or for access to the properties, books or records of Target is made by any person or entity that has made a Competing Proposal or has advised Target that it may be considering making a Competing Proposal, Target shall as promptly as practicable notify Acquiror of the material details of such Competing Proposal or request (including the identity of the person or entity making such

Competing Proposal, the terms thereof and the information requested thereby), and shall as promptly as practicable provide Acquiror with a copy of any Competing Proposal or request that is made in writing and copies of all correspondence relating thereto. Thereafter Target shall keep Acquiror fully apprised, on a current basis of the status of any such Competing Proposal and of any modifications to the terms thereof. Target immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties other than Acquiror conducted heretofore with respect to any Competing Proposal.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 Preparation of Information Statement. As soon as practicable after the execution of this Agreement, Acquiror and Target shall prepare an Information Statement for Target shareholders to approve this Agreement, the California Agreement of Merger and the transactions contemplated hereby and thereby. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Target shall use commercially reasonable efforts to cause the Information Statement to comply with all applicable federal and state law requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target shareholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

     5.2 Meeting of Shareholders; Written Consent. Target shall promptly after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Target Shareholders Meeting") or to secure the written consent of its shareholders as promptly as possible and in any event within twenty-five (25) days after the date of this Agreement. Target shall consult with Acquiror regarding the date of the Target Shareholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Target Shareholders Meeting or the Target consent solicitation without the consent of Acquiror. Target shall use its best efforts to solicit from shareholders of Target proxies or written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

     5.3 Access to Information.

          (a) Target shall afford Acquiror and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld).

     5.6 Consents; Cooperation. Each of Acquiror and Target shall at its own expense promptly apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR, if any, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

     5.7 Shareholder Representation Agreement. Target shall use commercially reasonable efforts to deliver or cause to be delivered to Acquiror, prior to the Closing, from each of the shareholders of Target an executed Shareholder Representation Agreement and Release in the form attached hereto as
Exhibit E (the "Shareholder Representation Agreement").
---------       ------------------------------------

     5.8 Voting Agreement/Irrevocable Proxies. Target shall cause Marco E. Graziano, Stathis Kassimidis, Richard Siegel, Giacomo Marini and Raffaele Sena to execute and deliver to Acquiror a Voting Agreement (including Irrevocable Proxy) in the form of Exhibit D hereto concurrently with the execution of this Agreement. Target hereby represents and warrants to Acquiror that such persons collectively hold a majority of all shares of Target Capital Stock issued and outstanding.

     5.9 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

     5.10 Employee Benefit Plans.

          (a) Waivers and Releases. Prior to the Effective Time, Target shall
              ---------------------
use reasonable efforts to obtain from all holders of Target Options, a written waiver and release acknowledging and agreeing to the treatment of Target Options provided by this Agreement and waiving and releasing any and all claims in connection with the Target Options, in substantially the of Exhibit L (or other form reasonably acceptable to Acquiror and Target) (the "Waiver").
                                                         ------

          (b) Assumption of Options. Schedule 5.10 hereto sets forth a true and
              ---------------------- -------------
complete list as of the date hereof of all holders of outstanding Target Options including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated Schedule 5.10 hereto which shall be true, complete and current as of
           -------------
such date.

          (c) Grant of Additional Options. Promptly following the Effective
              ----------------------------
Time, Acquiror shall grant incentive stock options to acquire a total of one hundred thousand (100,000) shares of Acquiror Common Stock to employees of Target as of the date hereof who accept offers of continuing employment with Acquiror following the Effective Time. The number of options granted to each qualifying employee shall be determined by Acquiror in its sole discretion. All such options shall be subject to standard vesting terms and other standard provisions applicable to employee stock options granted by Acquiror to its employees.

     5.11 Escrow Agreement. At or before the Effective Time, the Escrow Agent, the Shareholders' Agent (as defined in Article VIII) and each of the Principals
                                       ------------
will execute the Escrow Agreement.

     5.12 Registration Rights. Acquiror agrees to use commercially reasonable efforts to amend its existing Amended and Restated Investor Rights Agreement (the "Investor Rights Agreement") to add the Acquiror Common Stock issued in the
      -------------------------
Merger as "Registrable Securities" thereunder so that the holders of such shares
           ----------------------
of Acquiror Common Stock (other than the Principals) shall have "piggyback" registration rights as provided therein, and the holders of such shares shall be entitled to the registration rights set forth in clauses (i) and (ii) below.

Subject to the provisions of the Investor Rights Agreement and any prior rights of the parties thereto, Acquiror shall use commercially reasonable efforts to file and cause to become effective:

              (i) not later than January 15, 2000, a registration statement on Form S-8 with respect to (i) the shares of Acquiror Common Stock issuable upon exercise of the Assumed Options (other than Assumed Options held by the Principals) which are unvested immediately following the Effective Time and (ii) the shares of Acquiror Common Stock which may be sold by the Principals pursuant to clause (ii) of the last sentence of Section 5.13(b);
     and                                                        ---------------

              (ii) promptly after the first anniversary of the Effective Time, a registration statement on Form S-8 with respect to the shares of Acquiror Common Stock, issuable upon exercise of vested Assumed Options of holders other than the Principals, which are not registered pursuant to clause (i) of this Section 5.12.
                     -----

provided, that Acquiror shall have no obligation to effect more than one such registration on Form S-8 pursuant to clause (i) and one such registration on Form S-8 pursuant to clause (ii), plus any registration statements required for the re-sale of shares permitted to be sold pursuant to Section 5.13(c); and
                                                       ---------------
provided further, that Acquiror's obligation to effect and maintain the effectiveness of such registrations shall be subject to (x) receipt of all information required from the holders whose shares or options are included in such registration statement, together with customary representations, indemnifications and undertakings by such shareholders and option holders; (y) postponement and suspension by Acquiror if, in the good faith judgment of Acquiror, the filing or effectiveness of such registration statement may require Acquiror to disclose material nonpublic information that it would not otherwise then be obligated to disclose and Acquiror believes in good faith that such disclosure would be detrimental to Acquiror and its stockholders; and (z) standard underwriter cutbacks and other reasonable and customary conditions and limitations.

     5.13 Employees. Each of the Principals will enter, and Target will use commercially reasonable efforts to cause Rodolfo Vargas to enter, into an employment and noncompetition agreement or consulting and noncompetition agreement (as the case may be) in the applicable form set forth in Exhibit H
                                                                   ---------
hereto (the "Continuation and Non-Competition Agreement"). Acquiror will
             ------------------------------------------
negotiate in good faith to hire the employees and contractors listed on
Schedule 5.13 with compensation and benefits for employees in accordance with
-------------
Acquiror's current employee benefit plans and which are not materially inferior to such employee's current salary and benefits. Target shall cooperate with Acquiror to assist Acquiror in hiring such employees and contractors. Acquiror shall have no obligation to make an offer of employment to any employee or an offer of engagement to any consultant of Target except those listed on
Schedule 5.13. As a further inducement to certain key employees and consultants
-------------
of Target to become and remain employees of Acquiror following the Closing, Acquiror shall award an aggregate of one million two hundred eighty thousand dollars ($1,280,000) in bonuses to the persons so designated in Schedule 5.13,
                                                                -------------
in the amounts set forth opposite such person's name and on the further terms set forth therein.

          (b) As a condition to the effectiveness of their respective Continuation and Non-Competition Agreement, each Principal will be required to agree, that during the period commencing on the date of this Agreement and ending on the second anniversary of the Effective Time, he shall not:

              (i) sell, transfer, exchange, distribute, pledge (including by means of "negative pledge"), or otherwise dispose of,

              (ii) purchase, sell, grant or issue any option or forward delivery or futures contract with respect to,

              (iii) enter into or establish any "short" or put-equivalent position or similar transaction, through derivative securities or otherwise (whether settlement is by delivery of securities, in cash or otherwise), or any swap, exchange fund or any other similar transaction which is intended to have, or has, the effect of reducing, in whole or in part, directly or indirectly, the risk of ownership, with respect to,

              (iv) exercise any stock appreciation rights or other similar rights with respect to, or

              (v) offer or agree to do any of the foregoing with respect to any shares of Acquiror Common Stock or Target Common Stock or any securities convertible into or exchangeable or exercisable for Acquiror Common Stock or Target Common Stock ("Convertible Securities") held or hereafter acquired by him
                      ----------------------
or by any member of his immediate family or any trust or other entity in which he or any such immediate family member has an interest or is a beneficiary (each a "Restricted Affiliate" and collectively the "Restricted Affiliates"),
   --------------------                        ---------------------
including shares of Acquiror Common Stock received in the Merger or upon exercise of any Assumed Option, but excluding shares acquired in open-market purchases or pursuant to Acquiror's employee stock purchase plan following the Effective. Notwithstanding the restrictions set forth in the preceding sentence,
(x) the Principals may transfer shares of Acquiror Common Stock and Assumed Options to their respective Restricted Affiliates, but such shares and options shall remain subject to the restrictions contained herein, and (y) each Principal and such Principal's Restricted Affiliates collectively may (subject to the provisions of Section 5.12 and compliance with applicable law) sell a
                     ------------
number of shares of Acquiror Common Stock not to exceed an aggregate of ten percent (10%) of the sum of (A) the total number of shares of Acquiror Common Stock issued to such Principal in the Merger plus (B) the total number of shares of Acquiror Common Stock issuable upon exercise of such Principal's Assumed Options.

          (c) From and after the first anniversary of the Effective Time, each Principal shall have the right to submit, and Acquiror shall consider, one or more reasonable requests for permission to sell a reasonable number of shares of Acquiror Common Stock in excess of the limitations set forth in clause (y) of
Section 5.13(b) and for the registration of such shares in accordance with the
---------------
applicable provisions of Section 5.12. Any such request shall be considered in
                         ------------
good faith in light of existing market and business conditions affecting Acquiror and the Surviving Corporation; provided, that no Principal shall make more than two such requests in any twelve (12) month period.

          (d) If required by Acquiror in writing delivered to Target not less than five (5) days before the Closing Date, Target shall, immediately prior to the Closing Date, terminate any 401(k) Plan maintained by Target (the "401(k)
                                -----------
Plan") and no further contributions shall be made to the 401(k) Plan. Target shall provide to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

     5.14 Expenses. Whether or not the Merger is consummated, but subject (if the Merger is consummated) to the provisions of Section 1.6 and Exhibit B
                                                -----------     ---------
relating to the Cash Adjustments, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

     5.15 Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided, however, that Acquiror shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.16 Tax Treatment. Acquiror and Target shall each use reasonable commercial efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Internal Revenue Code.

     5.17 Certain Tax Matters.

          (a) Post-Closing Tax Returns. Acquiror and the Surviving Corporation
              -------------------------
shall prepare (or cause to be prepared), and the Surviving Corporation shall timely file, all Tax Returns for Target that are required to be filed after the Closing Date and that relate to any Taxable period (or portion thereof) ending on or before the Closing Date ("Pre-Closing Tax Returns"). The Shareholders'
                                -----------------------
Agent shall have the right to review and comment on each Pre-Closing Tax Return and shall be furnished with a preliminary copy of each Pre-Closing Tax Return, in draft form, at least ten (10) business days prior to the filing thereof.

          (b) Cooperation. Acquiror, the Surviving Corporation, Target, the
              ------------
Shareholders' Agent and the Principals shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Pre-Closing Tax Returns pursuant to Section 5.17(a) and any audit, litigation
                                       ---------------
or other proceeding with respect to Taxes relating to Target, the Surviving Corporation or the transactions contemplated by this Agreement. Neither the Shareholders' Agent nor any of the principals shall take any position at any time, in any litigation, arbitration or claim, any Tax Return, any filing with or submission to or statement before any Governmental Entity, any financial statement or any other writing, that is inconsistent with the Pre-Closing Tax Returns filed by Acquiror and the Surviving Corporation for Target pursuant to Section 5.17(a) or any valuation
                                             ---------------
established by this Agreement or the Escrow Agreement.

          5.18 Lock-Up Agreements. Acquiror shall use its commercially reasonable efforts to obtain the consent of Bear, Stearns & Co. to permit the Acquiror Common Stock to be issued in the Merger, as required under the underwriting agreement between Acquiror and Bear, Stearns & Co., as representatives of the underwriters, for Acquiror's initial public offering. Target shall use commercially reasonable efforts to obtain and deliver to Acquiror executed lock-up agreements from each Target Shareholder in the form of Exhibit F hereto (the "Lock Up Agreement").
---------              -----------------

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Consummate the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) Shareholder Approval. This Agreement and the Merger shall have
              ---------------------
been approved and adopted by the holders of a majority of the shares of Target Capital Stock outstanding as of the record date set for the Target Stockholders Meeting, and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Internal Revenue Code Section 280(G)(b)(5)(B) and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed regulations.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining
              -----------------------------------------
order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

          (c) Governmental Approval. All waiting periods (if any) applicable to
              ----------------------
the consummation of the Merger under the HSR Act shall have expired or been terminated, and Acquiror, Merger Sub and Target shall have obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for the consummation of the Merger and the transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and state Blue Sky laws.

          (d) Tax Opinion. Acquiror and Target shall have received written
              ------------
opinions of Acquiror's tax advisor and Target's legal counsel, respectively, in form and substance reasonably satisfactory to them, and dated on or about the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and such opinions shall not have been withdrawn. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Acquiror and Target.

          (e) Escrow Agreement. Acquiror, Target, Escrow Agent and the
              -----------------
Shareholders' Agent (as defined in Article VIII) shall have entered into an
                                   ------------
Escrow Agreement substantially in the form attached hereto as Exhibit G.
                                                              ----------

          6.2 Additional Conditions to Obligations of Target. The obligation of Target to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

          (a) Representations, Warranties and Covenants. Except as disclosed in
              ------------------------------------------
the Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them prior to the Effective Time.

          (b) Certificate of Acquiror and Merger Sub. Target shall have received
              ---------------------------------------
a certificate executed on behalf of Acquiror and Merger Sub by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

              (i) except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, all representations and warranties made by Acquiror and Merger Sub under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects); and

              (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror and Merger Sub on or before such date have been so performed in all material respects.

          (c) Legal Opinion. Target shall have received a legal opinion from
              --------------
Acquiror's legal counsel substantially in the form of Exhibit I hereto.
                                                      ---------

          (d) Third Party Consents. Target shall have received evidence
              ---------------------
reasonably satisfactory to it of the consent or approval of Bear, Stearns & Co. to permit the Acquiror Common Stock to be issued in the Merger, as required under the underwriting agreement between Acquiror and Bear, Stearns & Co., as representatives of the underwriters, for Acquiror's initial public offering.

          (e) No Material Adverse Changes. There shall not have occurred any
              ----------------------------
material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Acquiror, it being understood and agreed that a change in the market price of Acquiror Common Stock, in and of itself, shall not be deemed to constitute such a material adverse change.

     6.3 Additional Conditions to Obligations of Acquiror and Merger Sub. The obligation of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror and Merger Sub:

          (a) Representations, Warranties and Covenants. Except as disclosed in
              ------------------------------------------
the Target Disclosure Schedule dated the date of this Agreement (i) the representations and warranties of Target and the Principals in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time, without giving effect to any supplement or amendment to the Target Disclosure Schedule, and
(ii) Target and the Principals shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them prior to the Effective Time.

          (b) Certificate of Target and the Principals. Acquiror shall have
              -----------------------------------------
received a certificate executed on behalf of Target by its President and Chief Financial Officer and by the Principals to the effect that, as of the Effective
Time:

              (i) except as set forth in the Target Disclosure Schedule dated the date of this Agreement, without giving effect to any supplement or amendment to the Target Disclosure Schedule, all representations and warranties made by Target and the Principals under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects); and

              (ii) all covenants, obligations and conditions of this Agreement to be performed by Target and the Principals on or before such date have been so performed.

          (c) Third Party Consents. Acquiror shall have received evidence
              ---------------------
reasonably satisfactory to it of the consent or approval of those persons and entities whose consent or approval shall be required in connection with the Merger under the Material Contracts of Target set forth or required to be set forth on Section 2.3 or 2.28 of the Target Disclosure Schedule.
         ------------------------------------------------------

          (d) Injunctions or Restraints on Merger and Conduct of Business. No
              ------------------------------------------------------------
proceeding by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger or to limit or restrict Acquiror's conduct or operation of the business of Target following the Merger shall be pending, and no temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target following the Merger shall be in effect.

          (e) Legal Opinion. Acquiror shall have received a legal opinion from
              --------------
Target's legal counsel, in substantially the form of Exhibit J.
                                                     ----------

          (f) No Material Adverse Changes. There shall not have occurred any
              ----------------------------
material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, it being understood and agreed that the effects of the earthquakes in Taiwan in September 1999 shall not be deemed to constitute such a material adverse change.

          (g) Voting Agreements; Shareholder Representation Agreements. Acquiror
              ---------------------------------------------------------
shall have received from holders of a majority of all shares of Target Capital Stock issued and outstanding an executed Voting Agreement in substantially the form attached hereto as Exhibit D. Acquiror shall have received from each Target
                        ----------
shareholder an executed Shareholder Representation Agreement in substantially the form attached hereto as Exhibit E.
                            ----------

          (h) FIRPTA Certificate. Target shall, prior to the Closing Date,
              -------------------
provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit K attached hereto, which states that shares
                             ---------
of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Internal Revenue Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit K attached hereto along with written authorization for Acquiror to
---------
deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

          (i) Resignation of Directors and Officers. The directors and officers
              --------------------------------------
of Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time.

          (j) Continuation and Non-Competition Agreements; Waivers. Each of
              -----------------------------------------------------
Marco E. Graziano, Stathis Kassimidis, Giacomo Marini, and James Smith shall have entered into a Continuation and Non-Competition Agreement in substantially the form attached hereto in Exhibit G, and each holder of outstanding Target
                            ----------
Options shall have executed a Waiver, in substantially the form attached hereto as Exhibit L (or other form reasonably satisfactory to Acquiror and Target),
   ---------
with respect to his or her outstanding Target Options.

          (k) Certificates of Good Standing. Target shall, prior to the Closing
              ------------------------------
Date, provide Acquiror a certificate from the Secretary of State of California and the Franchise Tax Board of California as to Target's good standing and payment of all applicable taxes.

          (l) Lock-up Agreements. Each of the Target shareholders shall have
              -------------------
entered into a Lock-Up Agreement with Bear, Stearns & Co. in the form of Exhibit F hereto.
---------

          (m) Note and Security Agreement. Target shall be in full compliance
              ----------------------------
with the Promissory Note and Security Agreement dated June 30, 1999 between Acquiror and Target.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

          (a) by mutual agreement in writing, duly authorized by the Board of Directors of Acquiror and Target;

          (b) by either Acquiror or Target, by written notice to the other party, if the Closing shall not have occurred on or before November 30, 1999, (provided that a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose action or failure to
--------------
act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c) by Acquiror, by written notice to Target, if Target shall breach in any material respect any representation, warranty, obligation or agreement hereunder (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall have been breached in any respect) and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c) shall not be available to Acquiror where
                    --------------
Acquiror is at that time in breach of this Agreement;

          (d) by Target, by written notice to Acquiror, if Acquiror shall breach in any material respect any representation, warranty, obligation or agreement hereunder (except for such representations and warranties that are qualified by their terms by reference to materiality, which representations and warranties as so qualified shall have been breached in any respect) and such breach shall not have been cured within five (5) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target
                  --------------
is at that time in breach of this Agreement;

          (e) by Acquiror, by written notice to Target, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the shareholders of Target shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

          (f) by Target, by written notice to Acquiror, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there
            ------------
shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the bad faith or willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.4 (Confidentiality),
                                           -----------
Section 7.3 (Expenses and Termination Fees) and this Section 7.2 shall remain in
-----------                                          -----------
full force and effect and survive any termination of this Agreement.

     7.3 Expenses and Termination Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense if the Merger is not consummated; and, if the Merger is consummated, by Acquiror (in the case of expenses incurred by Acquiror or Merger Sub), by Target (in the case of expenses incurred by Target not exceeding five hundred thousand dollars ($500,000)) and by the shareholders of Target (in the case of expenses incurred by Target in excess of five hundred thousand dollars ($500,000)).

                                  ARTICLE VIII

                           ESCROW AND INDEMNIFICATION

     8.1 Escrow Fund. As soon as practicable after the Effective Time the Escrow Shares and the Escrow Options shall be registered (as nominee for the Target shareholders and option holders otherwise entitled to such shares and options) in the name of, and be deposited with, State Street Bank and Trust Company of California, N.A. (or another institution selected by Acquiror with the reasonable consent of Target) as escrow agent (the "Escrow Agent"), and the
                                                    ------------
Escrow Cash shall be deposited with the Escrow Agent, such deposits (together with interest and other income thereon) to constitute an escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit G. The Escrow Fund shall be
                                    ---------
available to satisfy, and to compensate Acquiror for amounts recoverable by Acquiror pursuant to, the indemnification obligations of the shareholders of Target.

     8.2 Indemnification.

          (a) Subject to the limitations set forth in this Article VIII, the
                                                           -------------
shareholders and option holders of Target will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act
(hereinafter referred to individually as an "Indemnified Person" and
                                             ------------------
collectively as "Indemnified Persons") from and against any and all losses
                 -------------------
(including lost profits or diminution in value), costs, damages, fines, fees, liabilities, penalties, deficiencies and expenses arising from claims, demands, actions, causes of action, including reasonable fees of attorneys, accountants, investigators and experts, and court costs, less the amount of any tax benefit actually received by Acquiror as a result of such losses, costs, damages etc., amounts actually recovered by Acquiror under existing insurance policies of Acquiror or Target (net of any related increase in premiums paid by Acquiror or Target) or indemnities from third parties or, in the case of third party claims, any amount actually recovered by Acquiror pursuant to counterclaims made by Acquiror directly relating to the facts giving rise to such third party claims (collectively, "Losses") arising out of (i) any misrepresentation or breach of
                ------
or default in connection with any of the representations, warranties, covenants and agreements given or made by Target or any Principal or other shareholder of Target in this Agreement, the Target Disclosure Schedule, or any certificate, instrument or document delivered by Target or any Principal or other shareholder of Target pursuant to this Agreement, or (ii) the issuance of Target Options in excess of applicable limitations and without required approvals. The Escrow Fund shall be security for this indemnity obligation, subject to the limitations in this Agreement; provided, however, that no claim for indemnification shall be made (1) until aggregate Losses exceed fifty-thousand dollars ($50,000) (at which point the Indemnified Persons shall be entitled to recover indemnification for all such Losses including Losses relating back to the first dollar), and (2) in excess of an amount that is equal to the aggregate of the Escrow Amount; and provided further, that the limitations set forth in the immediately preceding clauses (1) and (2) shall not apply to limit the liability of Target shareholders or the rights of Acquiror or any other Indemnified Person with respect to (w) Losses resulting from or attributable to fraud or willful misconduct by Target or any Target shareholder, (x) Losses resulting from or attributable to the issuance of Target Options in excess of the number of options then authorized for issuance by the Target Stock Option Plan as then in effect and without required approval of Target shareholders, (y) Taxes pursuant to Section 8.2(b), or (z) payments pursuant to Section 1.13 of this Agreement.
   ---------------                             ------------

          (b) In addition to the indemnification provided by Section 8.2(a), the
                                                             ---------------
shareholders of Target and the Principals will indemnify and hold harmless, from and after the Effective Time, each Indemnified Person from and against (A) all liability for Taxes of Target for the periods ending on or prior to the Closing Date (each such period a "Pre-Closing Tax Period"); (B) all liability for Taxes
                          ----------------------
(as a result of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Tax law) of any person which at any time prior to the Closing is or has ever been affiliated with Target or with which at any time prior to the Closing Target joins or has ever joined or is or has ever been required to join in filing any affiliated, consolidated, combined, unitary or aggregate Tax Return; (C) all liability for Taxes that result from Target's failure to withhold from amounts paid by Target prior to the Closing Date; (D) all liability for Taxes of Target for any tax period beginning and ending after the Closing Date (each such period, a "Post-Closing Tax Period") that result by
                                       -----------------------
reason of the application in a Pre-Closing Tax Period of Section 481 of the Code or any comparable provisions of state, local, domestic or foreign Tax law; (E) all liability for Taxes of Target as a result of a breach of a representation or warranty set forth in Section 2.13; (F) all liability for Taxes required to be
                      -------------
paid after the Closing Date by Target under any Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) to which Target is or was a party prior to the Closing; and (G) all liability for reasonable legal and accounting fees and expenses for or with respect to any item in clause (A), (B), (C), (D),
(E) or (F) above ; provided, however, that the aggregate indemnification obligation in respect of Taxes described in each of clauses (A) through (F) above shall be reduced to the extent that, in accordance with GAAP, amounts in respect of such Taxes have otherwise been adequately reserved for on the Target Balance Sheet. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"): (A) real, personal and
                                      ---------------
intangible property Taxes ("Property Taxes") of Target with respect to which the
                            --------------
Indemnified Persons shall be indemnified shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (B) the Taxes of Target (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such Taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of Target attributable to the ownership by Target of any equity interest in any partnership or other "flowthrough" entity, as if a Taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date. All indemnification payments hereunder shall be due on the later of (i) the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including with respect to estimated Taxes) and (ii) five business days after Parent notifies the Representative that such Taxes are due (and the amount thereof).

          (c) Acquiror and Target each acknowledge that the Losses and Taxes indemnifiable pursuant to this Article VIII, if any, would relate to unresolved
                               -------------
contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the cash and the total number of shares Acquiror would have agreed to issue in connection with the Merger and the assumption of the Assumed Options. Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant, or (ii) of any Target shareholder in connection with any breach by such shareholder of the Shareholder Representation Agreement or the Voting Agreement (including the Irrevocable Proxy annexed thereto). Notwithstanding the foregoing, the maximum amount of Losses recoverable by Acquiror for breaches of Target's representations and warranties under this Agreement shall be limited to the consideration actually paid by Target under this Agreement, unless such breach resulted from Target's fraudulent, intentional or reckless conduct or misrepresentations, for which no such limitation shall apply.

          (d) Notwithstanding any other provision of this Agreement, no shareholder or option holder of Target shall be liable, under any circumstances other than direct personal participation in fraud or willful misconduct, to pay any amount under this Article VIII in excess of such shareholder's or option
                      ------------
holder's portion of the Total Merger Consideration.

     8.3 Escrow Period. The Escrow Period shall terminate at the one year anniversary of the Effective Time; provided, however, that a portion of the Escrow Fund, which in the reasonable judgment of Acquiror, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. Acquiror shall deliver to the Escrow Agent a certificate specifying the Effective Time.

     8.4 Claims upon Escrow Fund.

          (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an
"Officer's Certificate") specifying in reasonable detail the individual items of
 ---------------------
indemnifiable Losses or Taxes included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the basis for indemnification, the Escrow Agent shall deliver to Acquiror out of the Escrow Fund, as promptly as practicable, cash in satisfaction of such Losses, and if there is then no cash available, Acquiror Common Stock and Target Options or other assets held in the Escrow Fund having a value equal to such Losses.

          (b) For the purpose of compensating Acquiror for its Losses pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Average Closing Price (as defined in Exhibit B).
                                            ---------

          (c) Objections to Claims. At the time of delivery of any Officer's
              ---------------------
Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Acquiror of any Escrow Amounts unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Acquiror Common Stock from the Escrow Fund, provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (d) Resolution of Conflicts; Arbitration. In case the Shareholders' Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholders' Agent and Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Acquiror Common Stock from the Escrow Fund in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Acquiror or the Shareholders' Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three (3) arbitrators, one (1) selected by Acquiror and one (1) selected by the Shareholders' Agent, and one
(1) selected by the two (2) arbitrators selected by Acquiror and the Shareholders' Agent shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article VIII, the Escrow Agent shall be entitled to act in accordance
        -------------
with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the city and county of Santa Clara, California under the commercial rules of arbitration then in effect of the American Arbitration Association. In any arbitration pursuant to this Section 8.4 to resolve a claim for indemnification, each party shall pay
        -----------
its own expenses. Target shareholders (out of the Escrow Fund) shall pay a fraction of the fees of the (i) arbitrators and the administrative costs of the arbitration equal to the quotient obtained by dividing the amount awarded by the arbitrators with respect to such claim (or agreed in settlement of such claim) by (ii) the portion of the indemnification claim disputed by the Shareholders' Agent; and the balance of such fees and administrative costs shall be paid by Acquiror.

     8.5 Shareholders' Agent.

          (a) Prior to the Closing, the shareholders and option holders of Target shall constitute and appoint an agent ("Shareholders' Agent") for and on
                                               -------------------
behalf of the Target shareholders and option holders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Shareholders' Agent. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Target shareholders and option holders.

          (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target shareholders and option holders shall severally indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Shareholders' Agent shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of officers and employees of the Surviving Corporation for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     8.6 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all Target shareholders and option holders for whom shares of Acquiror Common Stock and Target Options otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target shareholder and option holder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target shareholder and option holder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person or entity for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

     8.7 Third-Party Claims.

          (a) In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Shareholders' Agent of such claim; provided, however, that no delay in notifying the Shareholders' Agent shall affect the rights of any Indemnified Person to indemnification hereunder unless (and then solely to the extent that) the interests of Target shareholders and option holders in the Escrow Fund are prejudiced or damaged thereby. By written notice to Acquiror within twenty (20) days after delivery of notice of such a claim, the Shareholders' Agent and the Target shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim by Acquiror, which (subject to the provisions of Section 8.7(b) with respect to
                                              --------------
certain third-party claims) shall direct the defense and settlement of such claims. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under Section 8.5 or any other provision of this Article
                          -----------                                -------
VIII to the amount of any claim by Acquiror against the Escrow Fund for
----
indemnity with respect to such settlement.

          (b) Except in the case of claims for equitable relief and claims for money damages which may exceed the amounts then remaining and available in the Escrow Fund for indemnification under this Article VIII, the Shareholders' Agent
                                           -------------
shall be entitled to assume the defense of such claim, by written notice to Acquiror within twenty (20) days after delivery of notice of a third-party claim pursuant to Section 8.7(a). If the Shareholders' Agent Assumes the defense of
            ---------------
such a claim, (i) the Shareholders' Agent shall defend the Indemnified person against the matter with counsel reasonably satisfactory to the Indemnified Person; (ii) the Indemnified Person may retain separate co-counsel at its sole cost and expense (except that the Shareholders' Agent shall be responsible for the fees and expenses of the separate co-counsel to the extent that the counsel the Shareholders' Agent has selected has a conflict of interest); (iii) the Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Shareholders' Agent (not to be withheld unreasonably); and (iv) the Shareholders' Agent will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases Acquiror and the Indemnified Person from all liability with respect thereto, without the written consent of Acquiror and the Indemnified Person. In the event the Shareholders' Agent does not timely assume the defense of such third-party claim as provided herein, then Acquiror and the Indemnified Person may defend against, or enter into any settlement with respect to, the matter in any manner they reasonably may deem appropriate. At any time after commencement of any such action, the Shareholders' Agent may request an Indemnified Person to accept a bona fide offer from the other parties to the action for a monetary settlement payable solely by Target shareholders and option holders (which does not burden or restrict the Acquiror or Indemnified Person nor otherwise prejudice the Acquiror or Indemnified Person) whereupon such settlement shall be accepted unless the Acquiror or Indemnified Person determines that the dispute should be continued. In the event such settlement is rejected by the Acquiror or Indemnified Person, Target shareholders and option holders shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Acquiror or Indemnified Person is liable with respect to such action and, if the settlement offer represents the lesser amount of liability for the Acquiror or Indemnified Person (but does not burden or restrict the Acquiror or Indemnified Person nor otherwise prejudice the Acquiror or Indemnified Person), the Shareholders' Agent shall be entitled to reimbursement of all costs and legal fees incurred in connection with the applicable matter after the date of rejection of such settlement by the Acquiror or Indemnified Person. The party controlling the defense of any third party claim shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third party claim.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Non-Survival at Effective Time. The representations and warranties set forth in Articles II and III will survive until the expiration of the Escrow
         -------------------
Period, other than the representations and warranties in Sections 2.10, 2.11,
                                                         --------------------
2.12 and 2.13 and the representations and warranties in the Shareholder
-------------
Representation Agreement, which shall survive until the expiration of the statute of limitations applicable to claims with respect to the matters covered thereby. The agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4
                                                        ----------------------
(Confidentiality), Section 5.7 (Shareholder Representation Agreements),
                   -----------
Section 5.8 (Voting Agreement/Irrevocable Proxies), Section 5.10 (Employee
-----------                                         ------------
Benefit Plans), Section 5.15 (Reasonable Efforts and Further Assurances),
                -------------
Section 7.3 (Expenses and Termination Fees), Article VIII and this Article IX,
-----------                                  ------------          -----------
and any other agreement which by its terms is to be performed after the Effective Time, shall survive the Effective Time and the Closing.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          (a) if to Acquiror or Merger Sub, to:

              RAVISENT Technologies Inc.
              1 Great Valley Parkway
              Malvern, PA  19355-1308
              Attention:       President
              Facsimile No.:  (610) 695-2592
              Telephone No.:  (610) 251-9999

              with a copy to:

              Brobeck, Phleger & Harrison LLP
              2200 Geng Road
              Two Embarcadero Place
              Palo Alto, CA  94303
              Attention:       David A. Makarechian, Esq.
              with a copy to: Rod J. Howard, Esq.
              Facsimile No.: (650) 496-2885
              Telephone No.: (650) 424-0160

          (b) if to Target, to:

              Teknema, Inc.
              2656 East Bayshore Road
              Palo Alto, CA  94303
              Attention:       President
              Facsimile No.: (650) 855-0500
              Telephone No.: (650) 855-0524

              with a copy to:

              Bay Venture Counsel LLP
              3600 West Bayshore, Suite 101
              Palo Alto, CA  94303
              Attention:       James L. Berg, Esq.
              Facsimile No.: (650) 251-9880
              Telephone No.: (650) 854-8797

          (c) if to the Principals:

              Marco E. Graziano
              Stathis Kassimidis
              Giacomo Marini
              James Smith
              2656 East Bayshore Road

              Palo Alto, CA  94303
              Facsimile No.: (650) 855-0500
              Telephone No.: (650) 855-0524

     9.3 Certain Definitions; Interpretation. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taking such entity together with such subsidiaries as a whole. In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors after reasonable inquiry consistent with such person's duties. When a reference is made in this Agreement to a Section, an Article or an Exhibit, such reference shall be to a Section or Article of this Agreement or an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "but are not limited to," "but is not limited to" and "but not limited to," respectively. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 8, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; Parties in Interest; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, the Target Disclosure Schedule and the Acquiror Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.8 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of California without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably (i) consents to the exclusive jurisdiction of any court of the United States or the State of California located within the County of Santa Clara in the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, (ii) agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons, and (iii) waives and covenants not to assert or plead any objection which they might otherwise have (including any objection on the basis of inconvenient forum) to such jurisdiction, venue and such process.

     9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.10 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.11 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer upon any other person or entity any rights or remedies, except the right of Target shareholders to receive the applicable consideration set forth in
Section 1.6, the right of Target Option holders to have their Target Options
------------
assumed by Acquiror pursuant to Section 1.6(d), and the registration rights of
                                ---------------
certain Target shareholders and Target Option holders set forth in Section 5.12.
                                                                   -------------

          IN WITNESS WHEREOF, RAVISENT Technologies Inc., RVST Acquisition Corp. and Teknema, Inc. have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, and each Principal has executed and delivered this Agreement, all as of the date first written above.

                                  RAVISENT TECHNOLOGIES INC.

                                  By
                                    -----------------------------
                                  Name
                                      ---------------------------
                                  Title
                                       --------------------------

                                  RVST ACQUISITION CORP.

                                  By
                                    -----------------------------
                                  Name
                                      ---------------------------
                                  Title
                                       --------------------------


                                  TEKNEMA, INC.

                                  By
                                    -----------------------------
                                    Marco E. Graziano, President


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  PRINCIPALS

                                  Name
                                      ---------------------------
                                      Marco E. Graziano


                                  Name
                                      ---------------------------
                                      Stathis Kassimidis

                                  Name
                                      ---------------------------
                                      Giacomo Marini

                                  Name
                                      ---------------------------
                                      James Smith


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                   EXHIBIT B


                         CALCULATION OF EXCHANGE RATIOS
                             AND CASH CONSIDERATION


          The: (a) Common Cash Amount shall be equal to the quotient obtained by dividing the Total Cash Consideration by the Total Common Number; (b) Common Exchange Ratio shall be equal to the quotient obtained by dividing the Total Common Amount by the Total Common Number; and (c) Option Exchange Ratio shall be equal to the quotient obtained by dividing the Total Option Amount by the Total Option Number, in each case as such terms are defined below.

          "Average Closing Price" means the average of the last sale prices of Acquiror Common Stock through the Nasdaq National Market (as reported in The Wall Street Journal or, in the event of dispute, another authoritative source) for the twenty (20) trading days ending on the trading day immediately preceding the Closing of the Merger.

          "Cash Adjustments" means the sum of (i) the amount by which total liabilities as shown on the Closing Balance Sheet minus total assets as shown on Target's balance sheet as of June 30, 1999 exceeds one million four hundred seventy-five thousand dollars; and (ii) investment banking and legal fees payable by Target in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in excess of five hundred thousand dollars ($500,000).

          "Fully Diluted Amount" means the quotient obtained by dividing (a) the Total Dollar Value by (b) the Fully Diluted Number.

          "Fully Diluted Number" means the sum of (a) the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time and (b) the number of shares of Target Common Stock issuable upon exercise in full, pursuant to a cash exercise (and not by net exercise or cashless exercise), of all Target Options and Target Warrants outstanding immediately prior to the Effective Time.

          "Total Cash Consideration" means two million five hundred thousand dollars ($2,500,000) minus the Cash Adjustments.

          "Total Common Amount" means the number obtained by subtracting (a) the Total Option Amount from (b) the Total Stock Consideration.

          "Total Common Number" means the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

          "Total Dollar Value" means the sum of (a) the Total Cash Consideration and (b) the product of (i) the Total Stock Consideration and (ii) the Average Closing Price.

          "Total Option Amount" means the quotient obtained by dividing (a) the product of the Fully Diluted Amount and the Total Option Number by (b) the Average Closing Price.

          "Total Option Number" means the number of shares of Target Common Stock issuable upon exercise in full, pursuant to a cash exercise (and not by net exercise or cashless exercise), of all Target Options and all Target Warrants outstanding immediately prior to the Effective Time.

          "Total Stock Consideration" means eight hundred three thousand seven hundred fifty-one thousand (803,751) shares of Acquiror Common Stock, subject to adjustment as provided in Section 1.6(e) and subject further to reduction as
                          --------------
provided in Section 1.6(a) by the number of shares of Acquiror Common Stock otherwise issuable in respect of Dissenting Shares.

                                   EXHIBIT F

                               LOCK-UP AGREEMENT


                              November ___, 1999


Bear, Stearns & Co. Inc.
 as Representative of the several
 Underwriters named in the
 within-mentioned Underwriting Agreement
c/o  Bear, Stearns & Co. Inc.
One Sansome Street
41st Floor
San Francisco, CA  94104

               Re:  Acquisition of Teknema, Inc. by RAVISENT Technolgies Inc.
                    ---------------------------------------------------------

Dear Sir or Madam:

          The undersigned understands that Bear, Stearns & Co. Inc. ("Bear, Stearns") entered into an Underwriting Agreement dated July 15, 1999 (the "Underwriting Agreement") with RAVISENT Technologies Inc., a Delaware corporation (the "Company"), which provided for the public offering (the "Offering") of shares of the Company's common stock (the "Common Stock"). In addition to other covenants contained in the Underwriting Agreement, the Company is required to obtain the consent of Bear, Stearns in order to issue, within 180 days of the Underwriting Agreement, shares of Common Stock and options to purchase shares of Common Stock.

   The Company has entered into an Agreement and Plan of Arrangement (the "Merger Agreement"), dated as of October 8, 1999, among the Company, Teknema, Inc., a California corporation ("Teknema"), RVST Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("RVST") and certain principals of Teknema. Pursuant to the Merger Agreement, Teknema will be merged with and into RVST such that the separate corporate existence of Teknema will cease and RVST will continue as the surviving corporation (the "Merger"). The Company will also assume the outstanding options to purchase shares of Teknema common stock (the "Teknema Options"). The consideration to be paid by the Company in connection with the Merger and the assumption of the Teknema Options will consist of, among other things, up to 803,751 shares of Common Stock to be issued by the Company (the "Stock Consideration"). The Company has requested the consent of Bear, Stearns to issue the Stock Consideration and assume the Teknema Options. In recognition of the benefit that will be conferred upon the undersigned from the consent of Bear, Stearns to the issuance of the Stock Consideration and the assumption of the Teknema Options by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter named in the Underwriting Agreement that, from the date hereof until 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Bear, Stearns (which consent may be granted or withheld at the sole discretion of Bear, Stearns), directly or indirectly (i) issue, offer to sell, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any securities convertible into or exchangeable for the Common Stock, whether any such swap transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

   The undersigned further agrees, from the date hereof until 180 days from the date of the Underwriting Agreement, that the undersigned will not exercise and will waive his, her or its rights, if any, to require the Company to register its Common Stock and to receive notice thereof.

   The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of shares of Common Stock held by the undersigned unless such transfer is made in compliance with this Agreement.

   Notwithstanding the foregoing, the undersigned may transfer the undersigned's shares (i) as a bona fide gift or gifts, (ii) to any trust for the direct or the indirect benefit of the undersigned or the immediate family of the undersigned, or (iii) if the undersigned is a corporation, to any wholly-owned subsidiary of such corporation; provided, however, that it shall be a condition to any such transfer that the transferee execute an agreement stating that the transferee is receiving and holding such shares subject to the provisions of this Agreement and that there shall be no further transfer of such shares except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. In addition, the undersigned may transfer the undersigned's shares with the prior written consent of Bear, Stearns & Co., Inc. on behalf of the underwriters. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

   This Agreement is irrevocable and may only be amended in writing if agreed to by Bear, Stearns.

   The undersigned agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.


                                           Very truly yours,


    ____________________________           ___________________________________
    Date:                                  Name:
                                           Title:


                                      F-2